Exhibit (a)(5)(G)
News
FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood Phone: 781-622-1306 E-mail: karen.kirkwood@thermofisher.com Website: www.thermofisher.com	Investor Contact Information: Ken Apicerno Phone: 781-622-1294 E-mail: ken.apicerno@thermofisher.com
Thermo Fisher Scientific Publishes Offer Document for
Voluntary Tender Offer for All Ordinary Shares of QIAGEN N.V.
Acceptance period for cash offer of €39 per QIAGEN share runs from May 18, 2020, to July 27, 2020
Transaction expected to close in the first half of 2021
WALTHAM, Mass. — May 18, 2020 — Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today published the offer document (the “Offer Document”) for its voluntary tender offer (the “Tender Offer”) for all of the ordinary shares of QIAGEN N.V. (NYSE: QGEN; Frankfurt Prime Standard: QIA) at an offer price of €39 per share in cash, following approval of the publication by the German Federal Financial Supervisory Authority.
The period for acceptance of the Tender Offer commenced on May 18, 2020, and is scheduled to end at midnight Frankfurt am Main Local Time or 6:00 PM New York Local Time on July 27, 2020. The Tender Offer is subject to certain customary closing conditions, including, among others, the receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at QIAGEN’s general meeting of shareholders (the “General Meeting”), and a minimum acceptance threshold of at least 75% of QIAGEN’s issued and outstanding ordinary share capital as of the end of the acceptance period. The conditions to the Tender Offer are set forth in their entirety in section 12 of the Offer Document.
The QIAGEN Managing Board and Supervisory Board have unanimously recommended that QIAGEN shareholders accept the Tender Offer by tendering their shares and vote in favor of each of the transaction resolutions at the General Meeting.
The transaction is expected to close in the first half of 2021 as previously announced.
The Offer Document, both in German and in English, is now available at https://corporate.thermofisher.com/en/offer.html. A copy of the Offer Document can also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the U.S. and German information agents for the Tender Offer.
The German and U.S. information agents for the TenderOffer are, respectively:
D.F. King Ltd.	D.F. King & Co., Inc.
Mergenthaler Allee 15-21	48 Wall Street, 22nd Floor
65760 Eschborn, Germany	New York, NY 10005
Email: QGEN@dfking.com	Email: QGEN@dfking.com
Fax: +49 69 2222 129 19	Phone: +1 (877) 297-1744
Advisors
J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About Thermo Fisher
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with annual revenue exceeding $25 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, improving patient diagnostics and therapies or increasing productivity in their laboratories, we are here to support them. Our global team of more than 75,000 colleagues delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services and Patheon. For more information, please visit www.thermofisher.com.
Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2020, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the “Investor Relations” section of QIAGEN’s website, corporate.qiagen.com/investor-relations, under the heading “Financial Reports,” and in any subsequent Quarterly Reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to today.
Additional Information and Where to Find It
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of QIAGEN or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and/or its acquisition subsidiary has filed with the SEC and published in Germany. The terms and conditions of the tender offer are published in, and the offer to purchase ordinary shares of QIAGEN is made only pursuant to, the offer document, the publication of which was permitted by German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht), and related offer materials prepared by Thermo Fisher and/or its acquisition subsidiary. The offer document for the tender offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the tender offer is, among other things, published on the internet at https://corporate.thermofisher.com/en/offer.html.
Acceptance of the tender offer by shareholders that are resident outside of the member states of the European Union and the European Economic Area and the United States may be subject to further legal requirements. With respect to the acceptance of the tender offer outside of the member states of the European Union and the European Economic Area and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.
THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND QIAGEN’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS QIAGEN’S RECOMMENDATION STATEMENT PURSUANT TO SEC. 27 OF THE GERMAN SECURITIES ACQUISITION AND TAKEOVER ACT (WERTPAPIERERWERBS- UND ÜBERNAHMEGESETZ-WPÜG) AND POSITION STATEMENT (GEMOTIVEERDE STANDPUNTBEPALING) PURSUANT TO SECTION 18 AND APPENDIX G OF THE DUTCH DECREE ON PUBLIC TAKEOVERS (BESLUIT OPENBARE BIEDINGEN) CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF QIAGEN ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES.
The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or QIAGEN, may be obtained free of charge at the SEC’s website at www.sec.gov or at QIAGEN’s website at www.qiagen.com or by contacting QIAGEN’s investor relations department at 240-686-2222 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, Thermo Fisher’s tender offer statement and other documents it files with the SEC are available at https://ir.thermofisher.com/investors. Furthermore, copies of the offer document are available free of charge from the information agent for the Tender Offer as set forth above.
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